Exhibit 99
[GRAPHIC OMITTED][GRAPHIC OMITTED]

First Mid-Illinois Bancshares, Inc. had a successful 2007, with diluted earnings per share increasing 4% to $1.57 per share compared to $1.51 per share in 2006. Net income increased to $10,159,000 in 2007 compared to $10,009,000 in 2006. As a result of this financial performance, the Company increased its common share dividends to $.38 per share in 2007 from $.34 per share in 2006. All share and per share information for current and prior periods presented in this report have been adjusted to reflect the three-for-two stock split in the form of a 50% stock dividend completed in June 2007.

Growth in both non-interest income and net interest income were the primary contributors to the increase in earnings. It is important to note for year-to-year comparisons that the consolidated financial statements include the results of Peoples State Bank of Mansfield since the acquisition date of May 1, 2006. Non-interest income was $14,661,000 in 2007 compared to $13,380,000 in 2006. Service charge income increased as a result of an increase in fees received on overdrafts. In addition, insurance revenues increased by $261,000 as a result of new business underwritten through The Checkley Agency, Inc., and a decrease in policy claims. Also, fees received on ATM and debit cards increased as a result of an increase in the number of electronic transactions.

Net interest income increased to $31,502,000 in 2007 as compared to $30,844,000 for 2006. This was primarily the result of growth in loan balances. Loan balances on December 31, 2007 were $748 million as compared to $724 million on December 31, 2006 with the majority of the growth in commercial loans. Deposit balances at December 31, 2007 were the same as at the end of last December at $771 million. However, $22 million in brokered deposits were allowed to mature during that time and were replaced by customer deposits. The growth in loans has offset a decline in the Company’s net interest margin. The Company’s net interest margin for 2007 was 3.43% as compared to 3.51% in 2006.

Non-interest expense increased to $30,055,000 in 2007 as compared with $28,423,000 in 2006.  This increase is primarily attributed to having the costs associated with the three locations acquired in the Peoples acquisition for the full year of 2007.

Credit quality remains of high importance to banks and is an area where we invest significant energies. Our net charge-offs for 2007 were $620,000 as compared to $937,000 last year. Our net charge-offs continue to be below that of peer banks and reasonable given the size of our loan portfolio. However, as general economic trends have declined, we have seen an increase in the level of non-performing loans. Non-performing loans were $7.5 million on December 31, 2007 as compared to $3.7 million on December 31, 2006. This increase was primarily due to insufficient cash flows on commercial real estate loans to one borrower which totaled $2.9 million. Thus, our provision for loan losses amounted to $862,000 in 2007 as compared to $760,000 in 2006.

I also would like to remind shareholders of the liquidity offered by our share repurchase program, which we have had since 1998. We increased the number of shares authorized to be repurchased under the program in November 2007. Any shareholder who would like to sell their stock should contact Ms. Lee Ann Perry, Manager of Shareholder Services at (217) 258-0493.

During the fourth quarter of 2007, we announced that the Trust and Wealth Management Division had partnered with Raymond James Financial Services to offer brokerage services. Raymond James is one of the largest and most respected investment firms in the United States, serving over 1.5 million customers. The initial conversion has gone well and we are excited about this opportunity for our customers.

Thank you for your continued support of First Mid-Illinois Bancshares, Inc.

Sincerely,

/s/ William S. Rowland

Sincerely,
William S. Rowland
Chairman and Chief Executive Officer

January 29, 2008

First Mid-Illinois Bancshares, Inc.
1515 Charleston Avenue
Mattoon, Illinois 61938
217-234-7454
www.firstmid.com

CONDENSED CONSOLIDATED BALANCE SHEETS
	(unaudited)
(in thousands, except share data)	Dec 31	Dec 31
	2007	2006

Assets
Cash and due from banks	$28,737	$20,266
Federal funds sold and other interest-bearing deposits	2,386	1,570
Investment securities:
Available-for-sale, at fair value	184,033	184,266
Held-to-maturity, at amortized cost (estimated fair value of $1,194 and
$1,346 at December 31, 2007 and 2006, respectively	1,178	1,323
Loans	748,161	723,568
Less allowance for loan losses	(6,118)	(5,876)
Net loans	742,043	717,692
Premises and equipment, net	15,520	16,293
Goodwill, net	17,363	17,363
Intangible assets, net	4,327	5,148
Other assets	20,751	16,638
Total assets	$1,016,338	$980,559

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing	$124,486	$121,405
Interest bearing	646,097	649,190
Total deposits	770,583	770,595
Repurchase agreements with customers	68,300	66,693
Other borrowings	67,250	37,800
Junior subordinated debentures	20,620	20,620
Other liabilities	9,133	9,065
Total liabilities	935,886	904,773
Stockholders’ Equity:
Common stock ($4 par value; authorized18,000,000 shares; issued
7,135,113 shares in 2007 and 8,552,886 shares in 2006)	28,450	22,808
Additional paid-in capital	23,308	21,261
Retained earnings	49,895	68,625
Deferred compensation	2,568	2,629
Accumulated other comprehensive income (loss)	1,096	19
Treasury stock at cost, 858,396 shares in 2007 and 2,121,269
in 2006	(24,955)	(39,556)
Total stockholders’ equity	80,452	75,786
Total liabilities and stockholders’ equity	$1,016,338	$980,559

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands)	(unaudited)
For the year ended December 31,	2007	2006

Interest income:
Interest and fees on loans	$50,557	$46,988
Interest on investment securities	9,160	8,261
Interest on federal funds sold & other deposits	214	307
Total interest income	59,931	55,556
Interest expense:
Interest on deposits	21,591	18,586
Interest on repurchase agreements with customers	2,419	2,411
Interest on other borrowings	2,849	2,400
Interest on subordinated debt	1,570	1,315
Total interest expense	28,429	24,712
Net interest income	31,502	30,844
Provision for loan losses	862	760
Net interest income after provision for loan losses	30,640	30,084
Non-interest income:
Trust revenues	2,607	2,489
Brokerage commissions	528	533
Insurance commissions	1,950	1,689
Services charges	5,621	5,308
Securities gains (losses), net	256	164
Mortgage banking revenues	482	394
Other	3,217	2,803
Total non-interest income	14,661	13,380
Non-interest expense:
Salaries and employee benefits	16,408	15,418
Net occupancy and equipment expense	4,831	4,797
Amortization of intangible assets	821	761
Other	7,995	7,447
Total non-interest expense	30,055	20,947
Income before income taxes	15,246	15,041
Income taxes	5,087	5,032
Net income	$10,159	$10,009

Per Share Information	(unaudited)
For the year ended December 31,	2007	2006
Basic earnings per share	$1.60	$1.54
Diluted earnings per share	$1.57	$1.51
Book value per share at December 31	$12.82	$11.79
Market price of stock at December 31	$26.05	$27.20

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(In thousands)	(unaudited)
For the year ended December 31,	2007	2006

Balance at beginning of period	$75,786	$72,326
Net income	10,159	10,009
Dividends on stock	(2,377)	(2,251)
Issuance of stock	1,601	1,761
Purchase of treasury stock	(6,481)	(7,152)
Deferred compensation and other adjustments	687	335
Changes in accumulated other comprehensive income (loss)	1,077	758
Balance at end of period	$80,452	$75,786